UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. )

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☐	Soliciting Material under §240.14a-12

CANOPY GROWTH CORPORATION
(Name of Registrant as Specified in Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Canopy Growth Corporation Announces Adjournment of Annual General and Special Meeting of Shareholders Due to Lack of Quorum

Annual General and Special Meeting of Shareholders of Canopy Growth to be reconvened on October 10 at 1:00 PM ET

Canopy Growth shareholders now have until 1:00 PM ET on October 8 to vote

Your Vote is Important! If you need assistance with voting your shares please contact Laurel Hill Advisory Group at 1-877-452-7184 or by e-mail at assistance@laurelhill.com

SMITHS FALLS, ON, September 26, 2025 — Canopy Growth Corporation (“Canopy Growth” or the “Company”) (TSX:WEED) (NASDAQ:CGC) today announced that, due to the requisite quorum not being present, the annual general and special meeting of shareholders (the “Meeting”) scheduled for September 26, 2025 at 1:00 p.m. Eastern Time via live webcast was convened and then adjourned. The Meeting has been adjourned until October 10 at 1:00 PM ET and will be held via live audio webcast at www.virtualshareholdermeeting.com/WEED2025, allowing holders (“Shareholders”) of Canopy Growth common shares (the “Shares”) additional time to vote.

During the period of the adjournment, the Company will continue to solicit votes from its Shareholders with respect to the proposals set forth in Canopy Growth’s definitive proxy statement dated August 7, 2025 (the “Proxy Statement”). All Shareholders who have not voted their Shares are encouraged to do so as soon as possible. Shareholders of record as of the close of business on August 1, 2025 are eligible to vote at the adjourned Meeting.

Your Vote is Important – Vote Today!

Even if you haven’t voted before, it’s as important as ever to cast your vote and help Canopy Growth reach quorum for the adjourned Meeting. Every Shareholder has the power to help, and fortunately voting is both quick and easy!

Canopy Growth has retained Laurel Hill Advisory Group (“Laurel Hill”) as our proxy solicitor to answer questions and help Shareholders vote their Shares. For many Shareholders, you can vote over the phone by calling Laurel Hill toll-free 1–877–452–7184 (1-416-304-0211 for collect calls outside North America). Shareholders with questions about the adjourned Meeting or voting their Shares can also contact Laurel Hill at the above phone numbers, or by email at assistance@laurelhill.com.

In addition to voting with Laurel Hill, you can independently vote by following the below instructions.

For the majority of Shareholders, voting will be facilitated by Broadridge Financial Solutions (“Broadridge”). These Shareholders will receive a form of proxy or voting instruction form from Broadridge with a 16-digit control number, which can be used to vote:

Online: http://proxyvote.com

By Phone: 1-800-474-7493

Shareholders who hold their Shares at Interactive Brokers LLC can vote online at http://proxypush.com using the provided control number.

Clients of Robinhood Securities, LLC who are eligible to vote will receive a voting notice by email from noreply@robinhood.com. Voting is hosted by Say Technologies, with voting and materials available directly from the email.

Even if you plan to attend the virtual adjourned Meeting, you are encouraged to vote in advance of the adjourned Meeting and as soon as possible to ensure your vote is submitted.

Nasdaq Quorum Requirement for Adjourned Meeting to Proceed

As a requirement of the Company’s NASDAQ listing, a quorum at the adjourned Meeting consists of the presence, in person, by remote communication or by proxy duly authorized, of the holders of 33 1/3% of the outstanding Shares entitled to vote at the adjourned Meeting.

Greater details and rationale for each of the proposals can be found in Canopy Growth’s Proxy Statement that was mailed or made available to Shareholders and filed under the Company’s EDGAR and SEDAR+ profiles, and can also be found on the company’s website at https://www.canopygrowth.com/investors/investor-events/annual-general-and-special-meeting-2025.

Shareholders who have already voted do not need to recast their votes. Proxies previously submitted will be voted at the adjourned Meeting unless properly revoked.

Shareholder Questions

If you have questions or need more information about the adjourned Meeting, please contact Canopy Growth’s proxy solicitation agent:

•	Laurel Hill by telephone at 1-877-452-7184 toll-free in Canada or 416-304-0211 for international calls or by e-mail at assistance@laurelhill.com; and

Media Contact:

Alex Thomas

Sr. Director, Communications

alex.thomas@canopygrowth.com

Investor Contact:

Tyler Burns

Director, Investor Relations

Tyler.Burns@canopygrowth.com

About Canopy Growth

Canopy Growth is a world-leading cannabis company dedicated to unleashing the power of cannabis to improve lives.

Through an unwavering commitment to consumers, Canopy Growth delivers innovative products from owned and licensed brands, including Tweed, 7ACRES, DOJA, Deep Space, and Claybourne, as well as category defining vaporization devices by Storz & Bickel. In addition, Canopy Growth serves medical cannabis patients globally with principal operations in Canada, Europe and Australia.

Canopy Growth has also established a comprehensive ecosystem to realize the opportunities presented by the U.S. THC market through an unconsolidated, non-controlling interest in Canopy USA, LLC (“Canopy USA”). Canopy USA’s portfolio includes ownership of Acreage Holdings, Inc., a vertically integrated multi-state cannabis operator with operations throughout the U.S. Northeast and Midwest, as well as ownership of Wana Wellness, LLC, The Cima Group, LLC, and Mountain High Products, LLC (collectively, doing business as Wana), a leading North American edibles brand, and majority ownership of Lemurian, Inc.(doing business as Jetty), a California-based producer of high-quality cannabis extracts and clean vape technology.

At Canopy Growth, we’re shaping a future where cannabis is embraced for its potential to enhance well-being and improve lives. With high-quality products, a commitment to responsible use, and a focus on enhancing the communities where we live and work, we’re paving the way for a better understanding of all that cannabis can offer.

For more information visit www.canopygrowth.com. References to information included on, or accessible through, our website do not constitute incorporation by reference of the information contained at or available through our website, and you should not consider such information to be part of this press release.